Exhibit 99.1

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact: Tim Wesley at (412) 825-1543

Wabtec Acquires Schaefer Equipment, Inc.,

The Leading Manufacturer of Forged Brake Rigging Components

WILMERDING, Pa., October 9, 2006 — Wabtec Corporation (NYSE: WAB) today announced that it has acquired Schaefer Equipment, Inc., the leading manufacturer of forged brake rigging components for freight cars, for $36 million in cash. Based in Warren, Ohio, Schaefer Equipment has annual sales of about $30 million. Wabtec expects the transaction to be accretive immediately.

“With its world-class products, Schaefer Equipment broadens our line of engineered brake components and supports our strategy to provide customers with a complete line of braking solutions to meet their needs,” said Albert J. Neupaver, Wabtec’s president and chief executive officer. “As we implement our internal growth strategies – global and market expansion, aftermarket products and services, new products and technologies – we will continue to explore selective acquisitions to supplement that growth. Our strong balance sheet and cash flow give us ample capacity to invest in these growth strategies.”

Schaefer Equipment, Inc., founded in 1914, has been the leading manufacturer of freight car brake rigging and related specialty parts for more than 90 years. The company’s products include a wide variety of forged components for body-mounted and truck-mounted braking systems. Schaefer Equipment will operate as a business unit of Wabtec’s Freight Group. Schaefer Equipment was represented by Cleary Gull Inc., a Milwaukee-based investment bank.

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services, including locomotive and freight car fleet maintenance.

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